Exhibit 99.1

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022

CHARLOTTE, N.C. – July 21, 2022—Nucor Corporation (NYSE: NUE) today announced record quarterly consolidated net earnings of $2.56 billion, or $9.67 per diluted share, for the second quarter of 2022. By comparison, Nucor reported consolidated net earnings of $2.10 billion, or $7.67 per diluted share, for the first quarter of 2022 and $1.51 billion, or $5.04 per diluted share, for the second quarter of 2021.

In the first six months of 2022, Nucor reported consolidated net earnings of $4.66 billion, or $17.30 per diluted share, compared with consolidated net earnings of $2.45 billion, or $8.13 per diluted share, in the first six months of 2021.

“Nucor’s second quarter earnings of $9.67 per diluted share and first half earnings of $17.30 per diluted share both represent new records. Nucor’s differentiated business model is yielding exceptional results. I would like to congratulate our teammates for delivering world class performance in safety and profitability while providing exceptional customer service,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “Our team is focused on delivering the safest and most profitable year in our history!”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the second quarter and first six months of 2022 and 2021 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Steel mills	$2,815,723	$2,174,807	$5,394,577	$3,489,781
Steel products	1,129,932	259,330	1,814,799	471,142
Raw materials	263,598	120,143	359,451	343,378
Corporate/eliminations	(718,851)	(528,532)	(1,180,310)	(980,307)

	$3,490,402	$2,025,748	$6,388,517	$3,323,994

Financial Review

Nucor’s consolidated net sales increased 12% to $11.79 billion in the second quarter of 2022 compared with $10.49 billion in the first quarter of 2022 and increased 34% compared with $8.79 billion in the second quarter of 2021. Average sales price per ton in the second quarter of 2022 increased 3% compared with the first quarter of 2022 and increased 44% compared with the second quarter of 2021. A total of 6,977,000 tons were shipped to outside customers in the second quarter of 2022, a 9% increase from the first quarter of 2022 and a 7% decrease from the second quarter of 2021. Total steel mill shipments in the second quarter of 2022 increased 11% as compared to the first quarter of 2022 and decreased 4% as compared to the second quarter of 2021. Steel mill shipments to internal customers represented 22% of total steel mill shipments in the second quarter of 2022, compared with 22% in the first quarter of 2022 and 20% in the second quarter of 2021. Downstream steel product shipments to outside customers in the second quarter of 2022 increased 6% from the first quarter of 2022 and were similar to the second quarter of 2021.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

In the first six months of 2022, Nucor’s consolidated net sales of $22.29 billion were an increase of 41% compared with consolidated net sales of $15.81 billion reported in the first six months of 2021. Total tons shipped to outside customers in the first six months of 2022 were 13,371,000, a decrease of 9% from the first six months of 2021, while the average sales price per ton in the first six months of 2022 increased 55% from the first six months of 2021.

The average scrap and scrap substitute cost per gross ton used in the second quarter of 2022 was $534, an 8% increase compared to $495 in the first quarter of 2022 and a 17% increase compared to $457 in the second quarter of 2021. The average scrap and scrap substitute cost per gross ton used in the first six months of 2022 was $516, a 20% increase compared to $431 in the first six months of 2021.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $60 million, or $0.17 per diluted share, in the second quarter of 2022, compared with approximately $62 million, or $0.17 per diluted share, in the first quarter of 2022 and approximately $22 million, or $0.06 per diluted share, in the second quarter of 2021.

In the first six months of 2022, pre-operating and start-up costs related to the Company’s growth projects were approximately $122 million, or $0.35 per diluted share, compared with approximately $41 million, or $0.10 per diluted share, in the first six months of 2021.

Overall operating rates at the Company’s steel mills increased to 85% in the second quarter of 2022 as compared to 77% in the first quarter of 2022 and decreased compared to 97% in the second quarter of 2021. Operating rates in the first six months of 2022 decreased to 81% as compared to 96% in the first six months of 2021.

Financial Strength

At the end of the second quarter of 2022, we had $2.45 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

Commitment to Returning Capital to Stockholders

During the second quarter of 2022, Nucor repurchased approximately 5.1 million shares of its common stock at an average price of $157.37 per share (12.1 million shares year-to-date at an average price of $140.59 per share). As of July 2, 2022, Nucor had approximately 262,000,000 shares outstanding and approximately $2.14 billion remaining for repurchases under its existing authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On June 9, 2022, Nucor’s board of directors declared a cash dividend of $0.50 per share. This cash dividend is payable on August 11, 2022 to stockholders of record as of June 30, 2022 and is Nucor’s 197th consecutive quarterly cash dividend.

Second Quarter of 2022 Analysis

Second quarter earnings were driven by increased profitability in the steel products segment, which continued to benefit from robust demand in nonresidential construction markets. In addition, the steel mills segment earnings strengthened due primarily to increased profitability at our bar and plate mills. Similarly, Nucor’s raw materials segment generated increased profits in the second quarter due to relatively higher selling prices for both direct reduced iron (DRI) and scrap. The second quarter also saw the closing of Nucor’s acquisition of C.H.I. Overhead Doors, LLC.

Third Quarter of 2022 Outlook

As we enter the third quarter, demand remains stable and resilient across the major end-use markets we serve, and customer inventory levels appear right-sized relative to economic conditions. Though we expect a decrease from the record-setting second quarter, we expect another strong quarter of profitability in the third quarter of 2022. We believe that 2022 will be the most profitable year in Nucor’s history.

We expect the steel mills segment earnings to be sequentially lower in the third quarter of 2022, due to lower expected shipment volumes and average selling prices, particularly at our sheet and plate mills. The steel products segment is expected to have another very strong quarter in the third quarter of 2022, with earnings roughly in-line with the second quarter of 2022. Raw materials segment earnings are expected to improve in the third quarter of 2022 due to higher realized pricing at our DRI facilities.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s second quarter results on July 21, 2022 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate the operations of C.H.I. Overhead Doors, LLC and certain of its affiliates; and (15) the impact of the COVID-19 pandemic and any variants of the virus. These and other

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 2, 2022	July 3, 2021	Percent Change	July 2, 2022	July 3, 2021	Percent Change
Steel mills total shipments:
Sheet	2,934	2,913	1%	5,319	5,840	-9%
Bars	2,273	2,423	-6%	4,559	4,742	-4%
Structural	624	681	-8%	1,264	1,304	-3%
Plate	474	599	-21%	872	1,195	-27%
Other	143	118	21%	248	197	26%

	6,448	6,734	-4%	12,262	13,278	-8%

Sales tons to outside customers:
Steel mills	5,041	5,356	-6%	9,580	10,546	-9%
Joist	158	167	-5%	337	339	-1%
Deck	123	130	-5%	259	265	-2%
Cold finished	123	128	-4%	256	260	-2%
Rebar fabrication products	339	338	0%	630	620	2%
Piling	119	171	-30%	230	307	-25%
Tubular products	274	269	2%	504	519	-3%
Other steel products	175	109	61%	330	209	58%
Raw materials	625	814	-23%	1,245	1,593	-22%

	6,977	7,482	-7%	13,371	14,658	-9%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$11,794,474	$8,789,164	$22,287,756	$15,806,304

Costs, expenses and other:
Cost of products sold	7,690,211	6,315,661	14,725,354	11,710,364
Marketing, administrative and other expenses	563,211	387,070	1,087,795	678,194
Equity in earnings of unconsolidated affiliates	(7,113)	(19,403)	(14,808)	(32,642)
Losses on assets	—	44,308	—	50,970
Interest expense, net	57,763	35,780	100,898	75,424

	8,304,072	6,763,416	15,899,239	12,482,310

Earnings before income taxes and noncontrolling interests	3,490,402	2,025,748	6,388,517	3,323,994
Provision for income taxes	763,165	454,289	1,434,165	765,021

Net earnings	2,727,237	1,571,459	4,954,352	2,558,973
Earnings attributable to noncontrolling interests	166,004	64,591	297,496	109,673

Net earnings attributable to Nucor stockholders	$2,561,233	$1,506,868	$4,656,856	$2,449,300

Net earnings per share:
Basic	$9.69	$5.05	$17.34	$8.14
Diluted	$9.67	$5.04	$17.30	$8.13
Average shares outstanding:
Basic	263,221	296,817	267,416	299,359
Diluted	263,719	297,529	268,066	299,738

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	July 2, 2022	Dec 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,002,708	$2,364,858
Short-term investments	363,287	253,005
Accounts receivable, net	4,749,600	3,853,972
Inventories, net	6,579,142	6,011,182
Other current assets	339,074	316,540

Total current assets	14,033,811	12,799,557
Property, plant and equipment, net	9,213,600	8,114,818
Restricted cash and cash equivalents	88,262	143,800
Goodwill	3,929,503	2,827,344
Other intangible assets, net	3,429,149	1,103,759
Other assets	974,132	833,794

Total assets	$31,668,457	$25,823,072

LIABILITIES
Current liabilities:
Short-term debt	$100,509	$107,723
Current portion of long-term debt and finance lease obligations	629,171	615,678
Accounts payable	2,315,796	1,974,041
Salaries, wages and related accruals	1,239,617	1,495,166
Accrued expenses and other current liabilities	1,074,108	964,805

Total current liabilities	5,359,201	5,157,413
Long-term debt and finance lease obligations due after one year	6,621,685	4,961,410
Deferred credits and other liabilities	1,834,763	1,100,455

Total liabilities	13,815,649	11,219,278

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,115,178	2,140,608
Retained earnings	22,064,383	17,674,100
Accumulated other comprehensive loss, net of income taxes	(70,810)	(115,282)
Treasury stock	(7,452,168)	(5,835,098)

Total Nucor stockholders’ equity	16,808,644	14,016,389
Noncontrolling interests	1,044,164	587,405

Total equity	17,852,808	14,603,794

Total liabilities and equity	$31,668,457	$25,823,072

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2022 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months (26 Weeks) Ended
	July 2, 2022	July 3, 2021
Operating activities:
Net earnings	$4,954,352	$2,558,973
Adjustments:
Depreciation	397,270	362,492
Amortization	87,267	41,858
Stock-based compensation	74,219	66,729
Deferred income taxes	(36,220)	102,367
Distributions from affiliates	2,287	180
Equity in earnings of unconsolidated affiliates	(14,808)	(32,642)
Losses on assets	—	50,970
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(648,569)	(1,093,021)
Inventories	(157,976)	(1,673,962)
Accounts payable	198,062	726,649
Federal income taxes	33,441	290,287
Salaries, wages and related accruals	(252,758)	385,265
Other operating activities	97,174	97,041

Cash provided by operating activities	4,733,741	1,883,186

Investing activities:
Capital expenditures	(968,795)	(702,378)
Investment in and advances to affiliates	(227)	(169)
Disposition of plant and equipment	15,996	10,665
Acquisitions (net of cash acquired)	(3,465,866)	300
Purchases of investments	(330,278)	(357,917)
Proceeds from the sale of investments	219,996	367,512
Other investing activities	(7,096)	587

Cash used in investing activities	(4,536,270)	(681,400)

Financing activities:
Net change in short-term debt	(7,214)	42,780
Proceeds from issuance of long-term debt, net of discount	2,091,934	—
Repayment of long-term debt	(506,000)	—
Bond issuance costs	(13,138)	—
Proceeds from exercise of stock options	18,819	128,800
Payment of tax withholdings on certain stock-based compensation	(58,218)	(64,416)
Distributions to noncontrolling interests	(268,535)	(97,196)
Cash dividends	(272,038)	(246,539)
Acquisition of treasury stock	(1,707,893)	(916,145)
Proceeds from government incentives	125,000	—
Other financing activities	(17,059)	(5,072)

Cash used in financing activities	(614,342)	(1,157,788)

Effect of exchange rate changes on cash	(817)	8,079

(Decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(417,688)	52,077
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	2,508,658	2,754,929

Cash and cash equivalents and restricted cash and cash equivalents - end of six months	$2,090,970	$2,807,006

Non-cash investing activity:
Change in accrued plant and equipment purchases	$(23,583)	$44,754

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com